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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Mineral Energy Company on Form S-4 and in the Joint Proxy Statement of Pacific Enterprises and Enova Corporation/Prospectus of Mineral Energy, forming a part thereof, of our report dated February 16, 1996 on San Diego Gas & Electric Company, incorporated by reference in the Annual Report on Form 10-K of Enova Corporation and San Diego Gas & Electric Company for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Joint Proxy Statement of Pacific Enterprises and Enova Corporation/Prospectus of Mineral Energy Company, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
San Diego, California
February 4, 1997